Exhibit 99.3

Projected Financial Information

In connection with SPAC’s consideration of the Transactions and certain investors’ assessment of a potential investment in the Company, the Company provided its internally-derived forecasts for its operations to SPAC and such investors for use as a component of their overall evaluation of the Company. Those forecasts included certain performance metrics for 2025 and 2026 (the “Projections”).

The Projections are disclosed herein solely to make publicly available certain information made available to certain investors in their assessment of a potential investment in the Company or PubCo. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared, which was October 5, 2025.

The Projections were prepared in good faith by the Company’s management team and are based on the Company’s management’s belief that the estimates and assumptions with respect to the expected future financial performance of the Company were reasonable at the time the Projections were prepared and such Projections speak only as of that time. The Projections do not take into account the costs of consummating the Business Combination and other effects on PubCo, which will become the parent of the Company in the Business Combination. The Projections do not include the expenses that have been or may be incurred by PubCo, the Company or SPAC in preparation for or in connection with the Business Combination, or the effect on the Company of any business or strategic decision or action that will or may be taken by the combined company as a result of the Business Combination having been closed.

The Projections should not be relied upon as being indicative of future results. Furthermore, none of the SPAC, Holdco, Company or its respective management teams can give any assurance that the Projections accurately represent the Company’s future operations or financial condition. The assumptions and estimates underlying the Projections are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties that could cause actual results to differ materially from those contained in the Projections. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased by the length of time over which these assumptions apply. Since the Projections cover multiple years, such information by its nature becomes less predictive with each successive year. These Projections are subjective in many respects and thus are susceptible to multiple interpretations and are subject to periodic changes based on actual experience, events and business developments, and changes in the Company’s capital requirements and net working capital needs. Accordingly, there can be no assurance that the Projections are indicative of the future performance of the Company or that actual results will not differ materially from those presented in the Projections. Some of the assumptions upon which the Projections are based inevitably will not materialize and unanticipated events may occur that could affect results. Therefore, actual results achieved during the periods covered by the Projections may vary and may vary materially from the projected results. Inclusion of the Projections in Current Report on Form 8-K should not be regarded as a representation by any person that the results contained in the Projections are indicative of future results or will be achieved.

The disclosure of these Projections should not be regarded as an indication that the Company’s or SPAC’s board of directors, or their respective affiliates, advisors or other representatives considered, or now consider, such Projections necessarily to be predictive of actual future results or to support or fail to support any decision with respect to the Business Combination. Multiple unknown factors, as well as the known factors described herein could cause the forecasts or the underlying assumptions to be inaccurate. As a result, the Projections may not be realized, and actual results may significantly differ from the Projections. The Projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond PubCo’s, the Company’s and SPAC’s control. See the sections entitled “Risk Factors” and “Forward-Looking Statements” of the investor presentation filed as a separate exhibit to the Current Report on Form 8-K to which this document is attached.

The Projections were not prepared with a view toward public disclosure or toward complying with International Financial Reporting Standards (“IFRS”), the published guidelines of the U.S. Securities and Exchange Commission (the “SEC”) regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections were prepared by the Company’s management in connection with the Business Combination and not for the purpose of providing such Projections publicly or at any other time. Neither the independent registered public accounting firms of the Company or SPAC nor any other registered public accounting firms, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their accuracy or achievability, and the independent registered public accounting firms of the Company and SPAC assume no responsibility for, and disclaim any association with, the Projections.

In particular, this Presentation includes certain projections of non-IFRS financial measures. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these Projections, together with some of the excluded information not being ascertainable or accessible, the Company is unable to quantify certain amounts that would be required to be included in the most directly comparable IFRS financial measures without unreasonable effort. Consequently, no disclosure of estimated comparable IFRS measures is included and no reconciliation of the forward-looking non-IFRS financial measures is included with respect to the Projections. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

No person has made or makes any representation or warranty to any person regarding the information included in these Projections. The Projections are not fact and are not necessarily indicative of future results, and readers are cautioned not to place undue, or any, reliance on this information.

In connection with the Business Combination, PubCo, the Company and SPAC intend to file a registration statement on Form F-4 with the SEC which will include a proxy statement/prospectus of PubCo, the Company and Inflection Point (the “Proxy Statement/Prospectus”). PubCo, SPAC and the Company urge you to review the financial statements of the Company which will be included in the Proxy Statement/Prospectus, as well as the financial information in the section of the Proxy Statement/Prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and to not rely on any single financial measure or Projections taken as a whole. The Projections are being provided for information purposes only, have not been affirmed by the Company’s management or the Company’s board of directors and are not and should not be viewed as public guidance regarding the future performance of the Company or PubCo following the consummation of the Business Combination.

Below is a summary of the Projections.

GOWell Income Statement $000	Projected 2025	Projected 2026
Revenue	52,621	80,203
COGS	(18,732)	(30,757)
Gross Profit	33,889	49,446
Total SG&A	(21,440)	(22,562)
Operating Profit	12,449	26,884
Total Other Income (Expense)	34	53
Taxable Income	12,483	26,937
Tax	(2,172)	(4,687)
Total comprehensive Income	10,311	22,250
Depreciation and amortization	5,483	6,088
EBITDA	18,017	33,057
Adjustments	2,937	1,715
Adjusted EBITDA	$20,954	$34,772

GOWell Income Statement $000	Projected 2025	Projected 2026
Reported EBITDA	18,017	33,057
Extraordinary Expenses
Legal / Tax Fees (Restructuring)	635	500
New Mfg / Startup	2,302	1,215
Operating Profit	2,937	1,715
Adjusted EBITDA	20,954	34,772